Exhibit 99.1

Press Release
May 8, 2008	6714 Pointe Inverness Way, Suite 200
Fort Wayne, IN 46804-7932
260.459.3553 Phone
260.969.3590 Fax
www.steeldynamics.com

Steel Dynamics/OmniSource To Acquire Recycle South

FORT WAYNE, INDIANA, May 8, 2008 — Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced that OmniSource Corporation, a wholly-owned subsidiary of Steel Dynamics, and Recycle South, LLC have executed a definitive agreement whereby OmniSource will acquire the remaining equity interests in Recycle South, one of the largest regional scrap metal recycling companies in the nation. Recycle South was formed in August 2007 by the merger of Carolinas Recycling Group and Atlantic Scrap and Processing. The company is headquartered in Spartanburg, South Carolina.

Pursuant to the agreement, which has been unanimously approved by the boards of directors of both companies, OmniSource, which already owns 25 percent of Recycle South, will acquire the remaining equity interests in a transaction valued at approximately $500 million. Current Recycle South equity owners will receive 3,938,000 shares of Steel Dynamics common stock, valued at approximately $138 million and $232 million in cash. The aggregate transaction value includes the assumption of certain liabilities, including net debt, which are expected to total approximately $135 million at closing. Completion of the transaction is subject only to regulatory approval, and is expected to close before the end of the second quarter of 2008.

Recycle South employs 600 people in 19 locations throughout North Carolina, South Carolina, and Georgia. On an annualized basis using actual results from September of 2007 to March of 2008, the company generated revenues of approximately $670 million from the processing of 1.4 million tons of ferrous scrap and 150 million pounds of nonferrous scrap. The company will operate as a division of OmniSource Corporation, and will be called OmniSource Southeast. As part of OmniSource, all current management will remain in place and will continue to focus on ferrous and nonferrous scrap processing, brokerage, and the industrial scrap management needs of its customers.

Keith Busse, Chairman and CEO of Steel Dynamics commented, “This transaction significantly expands our recycled metals business platform created by the acquisition of OmniSource in October 2007. It demonstrates SDI’s strategic commitment to the continued expansion of ferrous and non-ferrous recycling, which is an important element of our overall growth plan. The additional capacity of the Recycle South operations brings our company’s total annual ferrous scrap processing capacity to approximately seven million tons.”

Danny Rifkin, President of OmniSource added, “This transaction demonstrates the company’s willingness to capitalize on growth opportunities within the scrap processing segment and expand our geographic footprint into a region where both industrial and obsolete scrap generation is increasing. Having been partners with the members of Recycle South for some time, we are confident that integration efforts will be accomplished in a timely and efficient manner, allowing us to pursue further growth in this and other regions.”

Marvin Siegel, Chairman and CEO of Recycle South said, “We look forward to the next stage of our involvement with OmniSource and are excited to join the Steel Dynamics team.  Our existing working relationship will make for a natural transition allowing us to sustain our growth pattern and maintain the highest level of service to our customers.  Our strength has always been based in the

Southeast and we are now excited to provide regional leadership as part of a larger network of companies.”

About the Companies

Steel Dynamics, Inc. is the fifth largest producer of carbon steel in the U.S. and is one of the nation’s largest metals recyclers. Producing steel from recycled steel scrap in five electric-arc-furnace mini-mills, the company shipped 5.6 million tons of steel in 2007 and had consolidated revenues of $4.4 billion. Steel products include flat-rolled steel, wide-flange beams, rails, engineered bars, merchant bars, and specialty shapes. Steel Dynamics also produces fabricated steel building products. In October 2007 Steel Dynamics acquired OmniSource Corporation, which at the time was the largest privately owned U.S. scrap metals processor. Including scrap processing facilities previously owned by SDI, OmniSource now processes and trades metallic scrap at 50 locations in the Eastern U.S. and Canada. Steel Dynamics currently employs about 6,000 people.

Recycle South LLC is one of the leading metal recycling companies in the southeastern United States. The company was formed in August 2007 by the merger of Carolinas Recycling Group, LLC and Atlantic Scrap and Processing, LLC, both of which were sizeable processors preceding the merger. On an annualized basis using actual results from September of 2007 to March of 2008, Recycle South generated revenues of approximately $670 million from the processing of 1.4 million tons of ferrous scrap and 150 million pounds of nonferrous scrap. The company employs 600 people at 19 locations in North Carolina, South Carolina, and Georgia.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to the proposed acquisition of Recycle South, its integration into OmniSource Corporation and Steel Dynamics, and the expected future benefits of the combination. These statements are intended to be made as “forward-looking”, subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995.  Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations. The company does not assume any obligation to update these statements in a news release or otherwise should material facts or circumstances change in ways that would affect their accuracy.

We refer you to SDI’s detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K and in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC’s Web site, www.sec.gov and on the company’s Web site, www.steeldynamics.com.

Contact:  Fred Warner, Investor Relations Manager, (260) 969-3564 or f.warner@steeldynamics.com